UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2016

BIND THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36072	56-2596148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Vassar Street, Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 491-3400

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2016, Christopher Lindblom resigned as Senior Vice President, Finance and Administration of BIND Therapeutics, Inc. (the “Company”). Mr. Lindblom will remain employed with the Company in a non-executive role through April 1, 2016. Mr. Lindblom’s decision to resign did not result from any disagreement relating to the Company’s operations, policies or practices.

On March 23, 2016, the Board of Directors of the Company (the “Board”) designated Andrew Hirsch as the Company’s principal financial officer and principal accounting officer. Mr. Hirsch will continue to serve as the Company’s President and Chief Executive Officer and as a member of the Board.

Mr. Hirsch, age 45, has served as the Company’s President and Chief Executive Officer since March 10, 2015. Prior to that, Mr. Hirsch served as the Company’s Chief Operating Officer from February 15, 2014 to March 2015, and as its Chief Financial Officer from July 2012 to March 2015. From June 2011 to May 2012, he was Vice President of Finance and Chief Financial Officer at Avila Therapeutics, Inc., a biotechnology company, until its acquisition by Celgene Corporation. From 2002 to 2011, Mr. Hirsch served in roles of increasing responsibility at Biogen Idec, a biotechnology company, including the most recent role from 2010 to 2011 as Vice President, Corporate Strategy and M&A. The Company believes Mr. Hirsch is qualified to serve on its Board of Directors due to his extensive leadership experience at the Company and in the biotechnology industry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIND THERAPEUTICS, INC.

Date: March 24, 2016	By:	/s/ Andrew Hirsch
Andrew Hirsch
President and Chief Executive Officer